SECTION 1.11   INTRODUCTION OF BUSINESS AT MEETINGS OF STOCKHOLDERS.

         At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 1.11, who shall be entitled to vote at such annual meeting and who complies with the notice procedures set forth in this Section
1.11. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to, and received at, the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the annual meeting, regardless of any postponement, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at the stockholder meeting, except in accordance with the procedures set forth in this
Section 1.11. The chairman of the meeting, as determined in accordance with the By-Laws, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and, in accordance with the provisions of these By-Laws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this
Section 1.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth in this
Section 1.11.

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         SECTION 2.17   NOMINATION OF DIRECTORS.

         Only persons who are nominated in accordance with the procedure set forth in these By-Laws shall be eligible to service as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.17, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice provision of this Section 2.17. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed to, and received at, the principal executive offices of the Corporation not less than 60 days, nor more than 90 days, prior to the meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder's notice shall contain the written consent of each proposed nominee to serve as a director if so elected and shall set forth the following: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee (A) the name, age, residence address, and business address of each proposed nominee and of each such person; (B) the principal occupation or employment, and the name, type of business, and address of the corporation or other organization in which such employment is carried on, of each proposed nominee and of each such person; (C) the amount of stock of the Corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and (D) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the Corporation will or may be a party; and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Corporation's books, of such stockholder; and (B) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice or nomination which pertains to the nominee. Subject to the rights of holders of preferred stock, if any, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in these By-Laws. The chairman of the meeting, determined in accordance with these By-Laws, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.17, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section.